EXHIBIT 99.1
January 15, 2014

Plexus Corp. Reports First Quarter Results

•	Fiscal first quarter revenue of $534 million, diluted EPS of $0.51

•	Non-GAAP diluted EPS of $0.61, excluding $0.10 per share of restructuring charges

•	Initiates Q2 fiscal 2014 revenue guidance of $535 - $565 million

NEENAH, WI – January 15, 2014 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for its fiscal first quarter ended December 28, 2013.

	Three Months Ended
	December 28,	September 28,	December 29,
	2013	2013	2012
(US$ in thousands, except EPS)	Q1 F14	Q4 F13	Q1 F13

Revenue	$533,905	$567,730	$530,532
Gross profit	$51,502	$54,529	$51,162
Operating profit	$21,761	$26,767	$21,484
Net income	$17,663	$24,464	$16,616
Earnings per share (diluted)	$0.51	$0.71	$0.47
Non-GAAP net income, before special items*	$21,268	$23,011	$16,616
Non-GAAP earnings per share (diluted), before special items*	$0.61	$0.67	$0.47

Gross margin	9.6%	9.6%	9.6%
Operating margin	4.1%	4.7%	4.1%
Return on invested capital before special items*	14.5%	14.0%	12.6%

* Special items for the fiscal first quarter of 2014 consist of restructuring charges of $3.6 million ($0.10 per share). Special items for the fiscal fourth quarter of 2013 consisted of a discrete tax benefit of $1.5 million ($0.04 per share).

Q1 Fiscal 2014 Results (quarter ended December 28, 2013):

•	Revenue: $534 million, relative to our guidance of $520 to $550 million

•	Diluted EPS: $0.51, including $0.07 per share of stock-based compensation expense

•	Non-GAAP diluted EPS: $0.61 (including $0.07 per share of stock-based compensation expense and excluding $0.10 per share of restructuring charges), relative to our guidance of $0.57 to $0.63

•	Return on invested capital (“ROIC”) before special items: 14.5%

Q2 Fiscal 2014 Guidance

•	Revenue: $535 to $565 million

•	Diluted EPS: $0.57 to $0.63, excluding any restructuring charges and including approximately $0.10 per share of stock-based compensation expense

Dean Foate, Chairman, President and CEO, commented, “Fiscal first quarter revenues were $534 million, near the midpoint of our guidance range, with diluted EPS of $0.51. As anticipated by our guidance, revenues declined approximately 6% from the prior quarter as we were impacted by the full revenue headwind of our previously announced disengagement from Juniper Networks. Non-GAAP diluted EPS, before restructuring charges, was $0.61, slightly above the midpoint of our guidance range. Our efforts to improve our operating performance and working capital management coming into fiscal 2014 put us in a position to deliver return on invested capital before restructuring charges of 14.5% or 350 basis points above our weighted average cost of capital, which we estimate to be 11%.”

Mr. Foate continued, “During the quarter, we won 29 new programs in our Manufacturing Solutions group. We anticipate these wins will generate approximately $205 million in annualized revenue when fully ramped into production. The wins performance this quarter results in trailing four quarter wins of approximately $715 million in annualized revenue, or approximately 32% of our trailing four quarter revenue.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.6% for the fiscal first quarter, consistent with our expectations and the prior quarter. Selling and administrative expenses of $26.1 million were at the low end of our guidance range. Operating margin for the fiscal first quarter was 4.1%. Non-GAAP operating margin, before restructuring charges, of 4.8% was in line with our expectations. Diluted EPS of $0.51 includes a $0.10 per share net detriment as a result of after tax restructuring charges in the amount of $3.6 million, related primarily to the previously announced consolidation of manufacturing facilities in the Fox Cities, WI.”

Ms. Jones concluded, “During the fiscal first quarter, we purchased $6.9 million of our shares, at an average price of $39.88 per share. The shares were purchased under the $30 million stock repurchase program authorized by the Plexus Board of Directors on August 19, 2013. Fiscal first quarter cash cycle days, including customer deposits, were 62 days and at the midpoint of our expectations. In anticipation of customer program ramps, for both new and existing customers, we invested in inventory and equipment during the fiscal first quarter. In addition, we returned $26 million in excess cash deposits to Juniper Networks during the quarter under the terms of the disengagement agreement. These cash flows were the primary reason for the negative free cash flow of $18 million during the quarter.”

Mr. Foate concluded, “We are establishing fiscal second quarter 2014 revenue guidance of $535 to $565 million. At that level of revenue we anticipate diluted EPS of $0.57 to $0.63, excluding any special charges and including approximately $0.10 per share of stock-based compensation expense.”

Plexus provides non-GAAP supplemental information such as earnings excluding special items, ROIC and free cash flow. We present information net of special items because that data better identifies ongoing Company results by eliminating those unusual items for purposes of period-to-period comparisons. ROIC and free cash flow are used for internal management assessments because they provide additional insight into ongoing financial performance. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

Market Sector Breakout
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q1 F14		Q4 F13		Q1 F13
Networking/Communications	$163	31%	$197	35%	$199	37%
Healthcare/Life Sciences	$165	31%	$159	28%	$133	25%
Industrial/Commercial	$136	25%	$143	25%	$131	25%
Defense/Security/Aerospace	$70	13%	$69	12%	$68	13%
Total Revenue	$534		$568		$531

Fiscal Q1 Supplemental Information

•
ROIC for the fiscal first quarter was 14.5%. The Company defines ROIC as tax-effected annualized operating income before special items divided by average invested capital over a rolling two-quarter period for the first quarter and a rolling five-quarter period for the fourth quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company estimates weighted average cost of capital for fiscal 2014 to be 11%, a decrease from the 12% used in fiscal 2013.

•
Cash flow provided by operations was approximately $3.7 million for the quarter. Capital expenditures for the quarter were $21.8 million. Free cash flow was negative for the quarter, at approximately $18.1 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 52% of revenue during the quarter, up two percentage points from the previous quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q1 F14	Q4 F13	Q1 F13
Days in Accounts Receivable	51	49	50
Days in Inventory	83	72	92
Days in Accounts Payable	(64)	(56)	(61)
Days in Cash Deposits	(8)	(12)	(7)
Annualized Cash Cycle	62	53	74

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q1 Earnings Conference Call and Webcast
When:	Wednesday, January 15 at 5:30 p.m. Eastern Time
Where:
We encourage participants to access the live webcast at the investor relations section of Plexus’ website, www.plexus.com or you can access it at: http://edge.media-server.com/m/p/4vn935dd/lan/en

Those without internet access can listen to the call at 1-800-708-4540 with confirmation: 36153116.

Replay:	The webcast will be archived at the Company’s website or via telephone replay at 1-888-843-7419 or (630) 652-3042 with Passcode: 3615 3116#
Contact:	Kristie Johnson, 920-725-7224, kristie.johnson@plexus.com

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of changing economic conditions; the adequacy of restructuring and similar charges as compared to actual expenses; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our new facilities in China, Romania and the United States, our announced plans to open a new facility in Mexico and our other recent, planned and potential future expansions or replacements; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2013 Form 10-K).

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	December 28,	December 29,
	2013	2012
Net sales	$533,905	$530,532
Cost of sales	482,403	479,370

Gross profit	51,502	51,162

Operating expenses:
Selling and administrative expenses	26,136	29,678
Restructuring charges	3,605	-
Operating income	21,761	21,484

Other income (expense):
Interest expense	(2,815)	(3,720)
Interest income	639	397
Miscellaneous	240	(475)

Income before income taxes	19,825	17,686

Income tax expense	2,162	1,070

Net income	$17,663	$16,616

Earnings per share:
Basic	$0.52	$0.48
Diluted	$0.51	$0.47

Weighted average shares outstanding:
Basic	33,730	34,836
Diluted	34,693	35,283

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 28,	September 28,	December 29,
	2013	2013	2012

Operating profit, as reported	$21,761	$26,767	$21,484
Operating margin, as reported	4.1%	4.7%	4.1%

Non-GAAP adjustments:
Restructuring charges	3,605	-	-

Operating profit, as adjusted	$25,366	$26,767	$21,484
Operating margin, as adjusted	4.8%	4.7%	4.1%

Net income, as reported	$17,663	$24,464	$16,616

Non-GAAP adjustments:
Restructuring charges	3,605	-	-
Discrete tax benefit, net	-	(1,453)	-

Net income, as adjusted	$21,268	$23,011	$16,616

Diluted earnings per share, as reported	$0.51	$0.71	$0.47

Non-GAAP adjustments:
Restructuring charges	0.10	-	-
Discrete tax benefit, net	-	(0.040)	-

Diluted earnings per share, as adjusted	$0.61	$0.67	$0.47

ROIC Calculation	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 28,		September 28,		December 29,
	2013		2013		2012
Operating income		$21,761				$21,484
Restructuring charges		3,605				-
Adjusted operating income		$25,366				$21,484

	x	4	x		x	4
Annualized operating income		101,464		96,623		85,936
Tax rate	x	9%	x	7%	x	6%
Tax impact		9,132		6,764		5,156
Operating income (tax effected)		$92,332		$89,859		$80,780

Average invested capital		$638,697		$642,133		$640,992

ROIC		14.5%		14.0%		12.6%

	December 28,	September 28,	June 29,	March 30,	December 29,	September 29,
	2013	2013	2013	2013	2012	2012
Equity	$722,021	$699,301	$679,539	$669,047	$664,515	$649,022
Plus:
Debt - current	3,796	3,574	2,984	2,893	10,310	10,211
Debt - non-current	256,949	257,773	258,758	258,789	259,516	260,211
Less:
Cash and cash equivalents	(324,156)	(341,865)	(285,604)	(276,507)	(274,183)	(297,619)
	$658,610	$618,783	$655,677	$654,222	$660,158	$621,825

Fiscal 2014 first quarter average invested capital (December 28, 2013 and September 28, 2013) was $638,697.
Fiscal 2013 fourth quarter average invested capital (September 28, 2013, June 29, 2013, March 30, 2013, December 29, 2012, and September 29, 2012) was $642,133.
Fiscal 2013 first quarter average invested capital (December 29, 2012 and September 29, 2012) was $640,992.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended December 28, 2013, cash flow provided by operations was approximately $4 million less capital expenditures of approximately $22 million, resulting in negative free cash flow of approximately $18 million.

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

December 28,	September 28,

	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$324,156	$341,865
Accounts receivable	300,275	305,350
Inventories	440,482	404,020
Deferred income taxes	3,933	3,917
Prepaid expenses and other	24,164	23,870

Total current assets	1,093,010	1,079,022

Property, plant and equipment, net	333,985	325,061
Deferred income taxes	2,482	2,510
Other	43,937	41,091

Total assets	$1,473,414	$1,447,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3,796	$3,574
Accounts payable	337,300	313,404
Customer deposits	45,496	69,295
Accrued liabilities:
Salaries and wages	37,759	42,553
Other	50,630	42,550

Total current liabilities	474,981	471,376

Long-term debt and capital lease obligations, net of current portion	256,949	257,773
Deferred income taxes	2,128	2,128
Other liabilities	17,335	17,106

Total non-current liabilities	276,412	277,007

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
49,549 and 49,176 shares issued, respectively,
and 33,787 and 33,600 shares outstanding, respectively	495	492
Additional paid-in-capital	459,458	449,368
Common stock held in treasury, at cost, 15,762 and 15,576, respectively	(456,902)	(449,968)
Retained earnings	696,835	679,172
Accumulated other comprehensive income	22,135	20,237

Total shareholders’ equity	722,021	699,301

Total liabilities and shareholders’ equity	$1,473,414	$1,447,684